Exhibit 10.37

LUNA INNOVATIONS INCORPORATED

NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

Effective Date: August 9, 2007

1

ARTICLE 1

INTRODUCTION

1.1 Establishment. Luna Innovations Incorporated (the “Company”) has established this Non-Employee Directors’ Deferred Stock Compensation Plan (the “Plan”) for those directors of the Company’s Board of Directors who are not employees of the Company or any of its subsidiaries or affiliates (“Non-Employee Directors”). The Plan allows Non-Employee Directors to defer the receipt of cash compensation and to receive such deferred compensation in the form of Shares (as defined herein).

1.2 Purpose. This Plan is intended to advance the interests of the Company and its stockholders by providing a means to attract and retain qualified persons to serve as Non-Employee Directors and to promote equity ownership by Non-Employee Directors, thereby aligning such Directors’ interests more closely with the interests of the stockholders of the Company.

1.3 Effective Date. This Plan is effective as of August 9, 2007 (the “Effective Date”).

ARTICLE 2

DEFINITIONS

Wherever used herein, the following terms shall have the meanings set forth below:

“Administrator” means the Board, or a committee of the Board appointed to administer the Plan under Article 8.

“Annual Meeting” means the annual meeting of stockholders of the Company.

“Board” means the Board of Directors of the Company.

“Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined under Section 409A(a)(2)(A)(v) of the Code and the applicable Treasury regulations and other official guidance issued thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s class of capital stock designed as common stock, par value $0.001 per share, or, in the event that the outstanding shares of common stock are after the Effective Date recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.

“Company” means Luna Innovations Incorporated, a Delaware corporation, or any successor thereto.

“Deferral Date” means the date Fees would otherwise have been paid to the Participant.

“Deferral Election” means a written election to defer Fees under the Plan.

“Director” means any individual who is a member of the Board.

“Fair Market Value” of a share of Common Stock means on a given date (a) if the principal market for the Common Stock is the Nasdaq stock market, a national securities exchange or other recognized national market or service reporting sales, the closing price of a share of Common Stock on the date of the determination on the principal market on which the Common Stock is then listed or admitted to trading, (b) if the Common Stock is not listed on the Nasdaq stock market, a national securities exchange or other recognized national market or service reporting sales, the closing price of a share of Common Stock on the date of the determination as reported by the system then regarded as the most reliable source of such quotations, (c) if the Common Stock is listed on a domestic stock exchange or market or quoted in a domestic market or service, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (a) or (b) above using the reported sale prices or quotations on the last previous day on which so reported, or (d) if none of the foregoing clauses apply, the fair market value of a share of Common Stock as determined in good faith by the Board and stated in writing in a notice delivered to the holders of the Common Stock involved.

“Fees” means all or part of any retainer or meeting fees payable in cash to a Non-Employee Director in his or her capacity as a Director. Fees shall not include any expenses paid directly or through reimbursement.

“Non-Employee Director” means a Director who is not an employee of the Company or any of its subsidiaries or affiliates. For purposes of the Plan, an employee is an individual whose wages are subject to withholding of federal income tax under Section 3401 of the Code.

“Participant” means a Non-Employee Director who defers Fees under Article 4 of the Plan.

“Secretary” means the Secretary or any Assistant Secretary of the Company.

“Separation from Service” means the termination of an individual’s service as a Director by reason of death, retirement, or otherwise as defined in Treas. Reg. § 1.409A-1(h).

“Shares” means shares of the Common Stock.

“Stock Units” means the credits to a Participant’s Stock Unit Account under Article 4 of the Plan, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

“Stock Unit Account” means the bookkeeping account established by the Company pursuant to Section 4.5.

ARTICLE 3

ELIGIBILITY

3.1 Each person who is a Non-Employee Director on a Deferral Date shall be eligible to defer Fees payable on such date in accordance with Article 4 of the Plan. If any Non-Employee Director subsequently becomes an employee of the Company or any of its subsidiaries, but does not incur a Separation from Service, such Director shall continue as a Participant with respect to Fees previously deferred, but shall cease eligibility with respect to all future Fees, if any, earned while an employee.

ARTICLE 4

DEFERRAL ELECTIONS AND DEFERRED COMPENSATION ACCOUNTS

4.1 General Rule. Each Non-Employee Director may, in lieu of receipt of Fees, defer any or all of such Fees in accordance with this Article 4, provided that such Non-Employee director is eligible under Article 3 of the Plan to defer such Fees at the date any such Fees are otherwise payable. A Director may elect to defer a percentage (in increments of 1%) of his or her Fees.

4.2 Timing of Initial Election. Each Non-Employee Director who is serving on the Board on the Effective Date may make a Deferral Election at any time prior to the Effective Date and up to 30 days thereafter. Any person who is not then serving as a Non-Employee Director may make a Deferral Election within thirty (30) days after the date on which such person initially becomes eligible to participate. A Participant shall not be considered first eligible to participate if on the date he or she becomes a Participant, he or she participates in any other nonqualified plan of the same category which is subject to Section 409A of the Code maintained by the Company or any affiliate of the Company. A Non-Employee Director who does not make a Deferral Election when first eligible to do so may make a Deferral Election at such time before any subsequent calendar year in accordance with administrative procedures established with respect to the Plan.

4.3 Effect and Duration of Election. A Deferral Election shall apply to Fees payable after the date such election is made and shall be irrevocable as of the last day of the calendar year with respect to Fees earned in the immediately following calendar year. Additionally, the Deferral Election shall deemed to be continuing and applicable to all Fees payable in subsequent calendar years, unless the Participant revokes or modifies such election by filing a new Deferral Election at such time before the first day of any subsequent calendar year in accordance with administrative procedures established with respect to the Plan.

4.4 Form of Election. A Deferral Election shall be made in a manner satisfactory to the Administrator (including deferral election notice attached hereto as Appendix I) and submitting such notice to the Secretary or his or her designee within the period described in Section 4.2.

4.5 Establishment of Stock Unit Account. The Company shall establish a Stock Unit Account for each Participant. All Fees deferred pursuant to this Article 4 shall be credited to the Participant’s Stock Unit Account as of the Deferral Date and converted to Stock Units. The number of Stock Units credited to a Participant’s Stock Unit Account as of a Deferral Date shall equal the amount of the deferred Fees divided by the Fair Market Value of a Share on such Deferral Date, with fractional units calculated to three decimal places. Fractional Stock Units shall be credited cumulatively, but any fractional Stock Unit in a Participant’s Stock Unit Account at the time of a distribution under Article 5 shall be converted into cash equal to the Fair Market Value of a corresponding fractional Share on the date of distribution.

4.6 Crediting of Dividend Equivalents. As of each dividend payment date with respect to Shares, if any, each Participant shall have credited to his or her Stock Unit Account a dollar amount equal to the amount of cash dividends that would have been paid on the number of Shares equal to the number of Stock Units credited to the Participant’s Stock Unit Account as of the close of business on the record date for such dividend. Such dollar amount shall then be converted into a number of Stock Units equal to the number of whole and fractional Shares that could have been purchased with such dollar amount at Fair Market Value on the dividend payment date.

4.7 Adjustment Provisions. In the event of a reorganization, recapitalization, stock split, stock dividend, spin off, combination, corporate exchange, merger, consolidation or other change in the Common Stock that does not qualify as a Change in Control, or any distribution to stockholders of Common Stock other than cash dividends or any transaction determined in good faith by the Board or Administrator to be similar to the foregoing but, the Board or Administrator shall make appropriate equitable changes in the number and type of Shares authorized by this Plan, and the number and type of Shares to be delivered upon settlement of Stock Unit Accounts under Article 5.

ARTICLE 5

DISTRIBUTION OF DEFERRED COMPENSATION

5.1 Time of Distribution. A Deferral Election filed pursuant to Article 4 shall specify the timing of the distribution from the Participant’s Stock Unit Account based on any of the following permissible distribution events:

(a)	The Participant’s Separation from Service;

(b)	Change in Control;

(c)	An unforeseeable emergency; or

(d)	A time or fixed schedule as specified in the Deferral Election.

Notwithstanding the forgoing, if the Participant is a “Key Employee” as defined in Section 416(i) of the Code without regard to paragraph (5) thereof, distribution may not be made before the date which is six month after the date of the Director’s Separation from Service (or, if earlier, the date of the death of the Participant). If a person is a key employee at any time during the 12-month period ending on December 31 of the calendar year before the date of his or her Separation from Service, he or she will be treated as a key employee during the 12-month period beginning on the following April 1.

5.2 Form of Payments. A Deferral Election filed pursuant to Article 4 shall specify whether the Participant’s Stock Unit Account is to be distributed by delivering to the Participant the number of Shares equal to the number of whole Stock Units then credited to the Participant’s Stock Unit Account, in either (i) a lump sum, or (ii) substantially equal annual installments over a period not to exceed five (5) years. Any fractional Stock Unit credited to a Participant’s Stock Unit Account at the time of a distribution shall be paid in cash at the time of such distribution. If a Participant who is a Key Employee will receive payments in the form of installments, the first payment made as of the date six months after the date of the Participant’s Separation from Service shall be paid in a lump sum, as soon as practicable after the end of the applicable six-month period, in an amount that would otherwise have been made during such six-month period. From and after the end of the six-month period, any additional installment payments shall be made pursuant to the applicable installment form of payment.

5.3 Distribution after Death. Upon a Participant’s Separation from Service by reason of his or her own death, the Participant’s beneficiary, as designated under Article 7, will be entitled to receive distributions from the Participant’s Stock Unit Account. In the event of a Participant’s death prior to complete distribution of the entire balance Stock Unit Account (after the date of his or her Separation from Service), the balance of the Participant’s Stock Unit Account shall be paid in Shares as soon as administratively feasible after the Participant’s death, to the beneficiary designated by the Participant under Article 7.

5.4 Unforeseeable Emergency. In the event the Participant experiences an unforeseeable emergency as defined in Treas. Reg. § 1.409A-3(i)(3), the Administrator may, at the request of the Participant, make a distribution from the Participant’s Stock Unit Account equivalent to the amount reasonably necessary to satisfy the emergency need. The balance of the Stock Unit Account will not be distributed until the occurrence of the earliest distribution event as provided in the Participant’s Deferral Election.

5.5 Subsequent Election Changes in Time and Form of Payments. A Participant is permitted to delay a payment or change the form of a payment in a subsequent deferral election so long as the following conditions are met:

(a)	Such election does not take effect until at least twelve (12) months after the date on which the election is made;

(b)	Any election related to a payment, other than in the case of death or an unforeseeable emergency, must defer payment for a period of at least five (5) years from the date such payment would otherwise have been made; and

(c)	If the payment is scheduled to begin at specified time or pursuant to a fixed schedule, then such election must be made no less than twelve (12) months before the date the payment is scheduled to be paid.

Any subsequent deferral election shall become irrevocable as of the last permissible date for making such subsequent deferral election.

5.6 Continuation of Dividend Equivalents. If payment of Stock Units is deferred pursuant to Section 5.5, the Participant’s Stock Unit Account shall continue to be credited with dividend equivalents as provided in Section 4.6 until the entire balance of the Participant’s Stock Unit Account has been distributed.

ARTICLE 6

UNFUNDED STATUS

6.1 General. The interest of each Participant in any Fees deferred under the Plan (and any Stock Units or Stock Unit Account relating thereto) shall be that of a general creditor of the Company. Stock Unit Accounts, and Stock Units credited thereto, shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company. Except as provided in Section 6.2, no money or other assets shall be set aside for any Participant.

6.2 Trust. To the extent determined by the Board, the Company may, but shall not be required to, transfer funds necessary to fund all or part of the payments under the Plan to a trust; provided, the assets held in such trust shall remain at all times subject to the claims of the general creditors of the Company. No participant or beneficiary shall have any interest in the assets held in such trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the trust in favor of any Participant, beneficiary or creditor.

ARTICLE 7

DESIGNATION OF BENEFICIARY

7.1 Each Participant may designate one or more beneficiaries to receive payment of the Participant’s Stock Unit Account in the event of such Participant’s death. The Company may rely upon the beneficiary designation list filed with the Administrator, provided that such form was executed by the Participant or his or her legal representative and filed with the Administrator prior to the Participant’s death. If a Participant has not designated a beneficiary, or if the designated beneficiary is not surviving when a payment is to be made to such person under the Plan, the beneficiary with respect to such payment shall be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

ARTICLE 8

ADMINISTRATION

8.1 The Plan shall be administered by the Administrator. The Administrator shall have the authority to make all determinations it deems necessary or advisable for administering the Plan, subject to the express provisions of the Plan. Notwithstanding the foregoing, no Director who is a Participant under the Plan shall participate in any determination relating solely or primarily to his or her own Shares, Stock Units or Stock Unit Account.

ARTICLE 9

TAXES

9.1 Taxes. The Company shall have the right to deduct from all amounts paid any amount required by law to be withheld to satisfy a tax obligation. Participant, Participant’s beneficiary or Participant’s estate, as applicable, shall be solely liable for the payment of any tax that arises from a payment.

9.2 Tax Savings. If the Internal Revenue Service (the “Service”) prevails in a claim that any amount credited to Participant’s Account constitutes taxable income to Participant, Participant’s beneficiary or Participant’s estate, as applicable, under Section 409A of the Code for any taxable year prior to the taxable year in which such amount is distributed, or (ii) if legal counsel satisfactory to the Company and Participant (or, if applicable, Participant’s beneficiary or estate) renders an opinion that Service would likely prevail in such a claim, such amounts credited to the Stock Unit Account of Participant or his beneficiary shall be immediately distributed to him or his beneficiary, as the case may be. For purposes of the Agreement, the Service shall be deemed to have prevailed in a claim if such claim is upheld by a Court of final jurisdiction, or if Participant or his beneficiary, based upon an opinion of legal counsel satisfactory to the Company and Participant (or, if applicable, Participant’s beneficiary or estate), fails to appeal a decision of the Service, or a Court of applicable jurisdiction, with respect to such claim, to an appropriate Service appeals authority or to a Court of higher jurisdiction, within the appropriate time period.

ARTICLE 10

GENERAL PROVISIONS

10.1 No Stockholder Rights Conferred. Nothing contained in the Plan will confer upon any Participant or beneficiary any rights of a stockholder of the Company, unless and until Shares are in fact issued or transferred to such Participant or beneficiary in accordance with Article 5.

10.2 Changes to The Plan. The Administrator may amend, alter, suspend, discontinue, extend, or terminate the Plan without the consent of Participants; provided, no action taken without the consent of an affected Participant may materially impair the rights of such Participant with respect to any Stock Units credited to his or her Stock Unit Account at the time of such change or termination except that the Board may without the consent of any Participant terminate the Plan and pay out Shares with respect to Stock Units then credited to Participant’s Stock Unit Account upon a Change in Control.

10.3 Compliance With Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other laws, regulations, or contractual obligations of the Company, until the Company is satisfied that such laws, regulations and other obligations of the Company have been complied with in full. Certificates representing Shares delivered under the Plan will be subject to such restrictions as may be applicable under such laws, regulations and other obligations of the Company.

10.4 Limitations on Transferability. Stock Units and other rights under the Plan may not be pledged, mortgaged, hypothecated or otherwise encumbered, and shall not be subject to the claims of creditors of any Participant.

10.5 Governing Law. The validity, construction and effect of the Plan and any agreement hereunder will be determined in accordance with laws of the State of Delaware.

10.6 Plan Termination. Unless earlier termination by action of the Board, the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan.

APPENDIX I

FORM OF NOTICE OF ELECTION TO DEFER BOARD OF DIRECTOR COMPENSATION

[Date]

Corporate Secretary

Luna Innovations Incorporated

1703 South Jefferson Street, SW, Suite 400

Roanoke, VA 24016

RE:	Notice of Election to Defer Board of Director Compensation

Dear Mr./Ms.                                         :

Pursuant to the Luna Innovations Incorporated Non-Employee Directors’ Deferred Compensation Plan, effective August 9, 2007 (the “Plan”), I hereby elect to defer receipt of my Director’s fees commencing with the current calendar quarter and for succeeding calendar years in accordance with the percentages indicated below.

I elect to have my Director’s fees credited as follows (fill in appropriate percentages for options a and b, below):

(a)	% of my aggregate Director’s fees shall be credited to my Stock Unit Account as provided for in the Plan;

(b)	% of my aggregate Director’s fees shall not be deferred, but shall be paid to me directly as they accrue.

Further, I elect to receive any future payments to be made from my Stock Unit Account in the following method (check one desired method below):

☐	in one lump sum; or

☐	in (insert number) of equal annual installments.

I elect to receive (in the case of a lump sum) or begin to receive (in the case of installments) payment from my Stock Unit Account on the first day of the month next following the earlier of the following to occur:

(a)	My Separation of Service (as defined by the Plan);

(b)	My birthday, which is , 20 (indicate the age you would like to trigger the distribution and the date upon which you will be that age);

(c)	(indicate date that you would like to trigger distribution); or

(d)	A Change in Control (as defined by the Plan).

1

I understand an election to defer my Director’s fees is irrevocable as of each December 31 with respect to fees payable for services performed in the immediately following calendar year.

In the event of my death prior to the receipt of all or any amount of the balance of my Stock Unit Account so accumulated, I designate the following one or more individuals:                                                                                                                                                                                                                                                                          as my beneficiary or beneficiaries to receive any accumulated but unpaid funds from my Stock Unit Account.

Sincerely,

Signature of Director

Printed Name of Director

Date

2